Exhibit 99.1

Press Release

Community Valley Bancorp Announces Stock Repurchase Plan

(Chico, CA  7/10/03) – Community Valley Bancorp, (OTC BB: CVLL), the parent company of Butte Community Bank, announced that its Board of Directors approved a plan at their June 2003 meeting to repurchase up to $3,000,000 of the outstanding common stock of the company.

Keith C. Robbins, President and C.E.O., stated that this planned stock repurchase program is being implemented to provide management with an additional tool to enhance and protect shareholder value.

Stock repurchases may be made from time to time on the open market or through privately negotiated transactions.  The timing of purchases and the exact number of shares to be purchased will depend on market conditions.  The share repurchase program does not include specific price targets or timetables and may be suspended at any time.

The company will adhere to a mandatory non-purchase quiet time from 30 days before any quarter end to 5 days after the public release of the Bancorp’s quarterly earnings. Depending on financial and market conditions the program could be terminated prior to completion.

About Community Valley Bancorp

Community Valley Bancorp (OTC BB: CVLL) is the parent company of Butte Community Bank, a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions.

Founded in 1990, Butte Community Bank is state-chartered with eight branches in five cities including Chico, Magalia, Oroville, Paradise and Yuba City. It also operates loan production offices in Roseville and Redding. Community Valley Bancorp has headquarters in Chico, California.

“Statements in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the company with the Securities and Exchange Commission from time to time.”